Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	JAMES E. HURLBUTT
(847) 446-7500

STEPAN REPORTS EARNINGS AND INCREASES QUARTERLY DIVIDEND

     NORTHFIELD, Illinois, October 20, 2010 -- Stepan Company (NYSE: SCL) today reported third quarter and year-to-date results for the period ended September 30, 2010.

  Net sales for the third quarter rose 12 percent to $366.8 million on a four percent increase in sales volume coupled with a nine percent increase in selling prices attributable to higher raw material costs.
  Third quarter net income was $19.2 million versus $19.5 million in the prior year.
  Year-to-date net income rose five percent to $56.9 million versus $54.3 million in the prior year.
  The dividend was increased by 8.3 percent to an annual rate of $1.04 per common share. This marks the forty-third consecutive annual dividend increase.
  Cash flow from operations remained strong with cash on hand of $111.0 million and debt, net of cash, of $66.5 million, or 16.3 percent, net debt to capitalization ratio.
SUMMARY
		Three Months Ended			Nine Months Ended
		September 30			September 30

($ in thousands)			%			%
	2010	2009	Change	2010	2009	Change

Net Sales	$ 366,800	$ 326,225	+ 12	$1,070,334	$965,567	+ 11

Net Income	$19,230	$19,545	- 2	$56,936	$54,282	+ 5

Net Income Excluding
Deferred Compensation*	$17,762	$22,201	- 20	$56,252	$56,558	- 1

Earnings per Diluted Share	$1.73	$1.80	- 4	$5.14	$5.06	+ 2

Earnings per Diluted Share
Excluding Deferred
Compensation	$1.60	$2.04	- 22	$5.08	$5.28	- 4

* See Table II for a discussion of deferred compensation plan accounting.

THIRD QUARTER RESULTS

Net income for the quarter was $19.2 million, or $1.73 per diluted share, compared to $19.5 million, or $1.80 per diluted share, a year ago. The impact of deferred compensation added $0.13 to diluted earnings per share for the quarter compared to a reduction of $0.24 per diluted share in the year ago quarter (see Table II).

Gross profit declined by 15 percent to $58.4 million for the quarter.

  Surfactant gross profit declined by 15 percent to $38.6 million on a three percent improvement in volume. The decline in gross profit was due to competitive pricing in Europe leading to lower margins and higher manufacturing costs in North America. The higher manufacturing costs included those incurred during a labor dispute in which the Company’s Illinois plant was operated by salaried personnel. A new three year labor agreement was approved on August 19, 2010.
  Polymer gross profit declined 24 percent to $15.0 million, while sales volume grew by eight percent. Higher raw material costs led to lower gross profit margins in both North America and Europe.

Year-to-date gross profit increased one percent to $185.5 million.

	Three Months Ended			Nine Months Ended
		September 30			September 30

($ in thousands)			%			%
	2010	2009	Change	2010	2009	Change

Net Sales
Surfactants	$264,104	$240,083	+ 10	$790,984	$738,197	+ 7
Polymers	91,805	75,355	+ 22	245,808	195,198	+ 26
Specialty Products	10,891	10,787	+ 1	33,542	32,172	+ 4
Total Net Sales	$366,800	$326,225	+ 12	$1,070,334	$965,567	+ 11

Net sales increased 12 percent for the quarter and 11 percent year-to-date, attributable to the following:

	NET SALES PERCENTAGE CHANGES (DECREASE)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Volume	+	4	+ 6
Selling Price	+	9	+ 4
Foreign Translation	-	1	+1
Total	+ 12		+ 11

OPERATING EXPENSES

	Three Months Ended			Nine Months Ended
	September 30			September 30

($ in thousands)			%			%
	2010	2009	Change	2010	2009	Change

Marketing	$9,360	$10,179	- 8	$29,702	$29,242	+ 2
Administrative – General	9,906	11,175	- 11	32,313	31,538	+ 2
Administrative – Deferred
Compensation Obligations	(1,400)	5,274	NM	(471)	5,145	NM
Research, development
and technical service	9,422	8,650	+ 9	29,347	26,349	+ 11
Total	$27,288	$35,278	- 23	$90,891	$92,274	- 1

  Marketing expense declined eight percent primarily due to lower charges for performance based compensation and bad debts.
  Administrative – General expense declined 11 percent due to a reduction in estimated future environmental remediation costs.
  Research expenses rose nine percent due to consulting expense for the European REACH project registration initiative, as well as increased headcount to support growth in innovation projects.
  Excluding deferred compensation expense, operating expenses declined $2.0 million, or seven percent, for the quarter, and rose $3.6 million, or four percent, for the nine month period.

OTHER INCOME AND EXPENSE

Interest expense rose $0.5 million (33 percent) for the quarter. During the second quarter the Company borrowed $40 million of private placement debt resulting in the higher interest expense.

The results from equity investments in joint ventures for the quarter and year-to-date are summarized below:

	Three Months Ended		Nine Months Ended
	September 30		September 30

($ in thousands)
	2010	2009	2010	2009

Stepan Philippines Income (Expense)	$801	$ (1,814)	$1,169	$(1,580)
TIORCO (Expense)	(669)	(584)	(2,372)	(1,911)

Total	$132	$ (2,398)	$(1,203)	$(3,491)

The Stepan Philippine income is reflected as equity income through July 19, 2010, at which time Stepan increased its ownership from 50 percent to 89 percent. Income subsequent to July 19, 2010 is included in consolidated income as part of surfactant operating income. The Philippine improvement reflects increased volume and margins, whereas, the prior year also included higher expenses for excise taxes.

The TIORCO joint venture reflects primarily the operating expenses of the joint venture. The profit on surfactants sold to enhanced oil recovery customers is included in surfactant operating income, net of commissions paid to TIORCO.

Other income consists of foreign exchange gains and loss and investment income or losses on assets held for the deferred compensation plan, which is broken down as follows:

($ in thousands)	Three Months Ended		Nine Months Ended
	September 30		September 30

	2010	2009	2010	2009

Foreign Exchange Gain (Loss)	$1,043	$(306)	$46	$252

Investment Income	968	990	632	1,473

	$2,011	$684	$678	$1,725

PROVISION FOR INCOME TAXES

The effective tax rate rose to 38.5 percent for the quarter, from 35.6 percent a year ago. The higher quarterly effective tax rate was due to a higher mix of income generated in the U.S., taxable at higher rates than foreign earned income, coupled with higher provisions related to the purchase of an increased ownership in our Stepan Philippine joint venture. The year-to-date effective tax rate was 36.2 percent compared to the year ago rate of 35.6 percent.

BALANCE SHEET

The Company’s net debt levels increased by $34.6 million for the quarter and increased $60.9 million for the first nine months:

($ in millions)

Net Debt	9/30/10	6/30/10	12/31/09
Total Debt	$177.5	$149.7	$104.1
Cash	111.0	117.8	98.5
Net Debt	$ 66.5	$ 31.9	$ 5.6

The year-to-date increase in net debt was due to higher working capital requirements related to improved sales volumes and higher selling prices attributable to higher raw material costs. During the third quarter, cash expended on acquisitions totaled $24.6 million. Debt and cash increased during the year due to the Company securing $40 million of new private placement long term debt.

DIVIDEND INCREASE

On October 19, 2010, the Board of Directors of Stepan Company declared a 8.3 percent increase in the Company’s quarterly cash dividend on its common stock to $0.26 per share. The quarterly dividend is payable on December 15, 2010, to stockholders of record on November 30, 2010. The increase brings the annual dividend rate to $1.04 per share, and marks the forty-third consecutive annual dividend increase.

The Board of Directors also declared a quarterly cash dividend on its 5.5 percent convertible preferred stock, at the quarterly dividend rate of $0.34375 per share, or at the annual rate of $1.375 per share. The dividend is payable on November 30, 2010, to preferred stockholders of record on November 15, 2010.

OUTLOOK

“We have the opportunity to achieve another record full year earnings despite downward pressure on margins in Europe, higher spending on acquisition related activities and higher research costs focused on innovation for organic growth,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “The fourth quarter will benefit from lower manufacturing costs attributable to the nonrecurring third quarter labor dispute and lower acquisition related spending. In addition, we announced price increases for the fourth quarter attempting to recover lost third quarter margin.”

“Despite continued slow economic recovery, we look forward to volume growth in 2011 due to our surfactant expansion in Brazil, our polyol expansion in Germany and acquisition in Poland. We also look for further growth from higher value surfactant specialties,” said Mr. Stepan.

Yesterday, the Board of Directors approved a 8.3 percent increase in the annual dividend per common share to $1.04, which is part of our commitment to creating shareholder value.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the third quarter results at 2:00 p.m. Eastern Daylight Time on October 20, 2010. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

* * * * * table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

						Table I

STEPAN COMPANY
Statements of Income
For the Three and Nine Months Ended September 30, 2010 and 2009
(Unaudited – 000’s Omitted)

	Three Months Ended				Nine Months Ended
	September 30				September 30

				%				%
	2010	2009	Change		2010	2009	Change

Net Sales	$366,800	$326,225	+	12	$1,070,334 $	965,567	+	11
Cost of Sales	308,371	257,294	+	20	884,875	782,283	+	13

Gross Profit	58,429	68,931	-	15	185,459	183,284	+	1

Operating Expenses:
Marketing	9,360	10,179	-	8	29,702	29,242	+	2
Administrative	8,506	16,449	-	48	31,842	36,683	-	13
Research, Development
and Technical Services	9,422	8,650	+	9	29,347	26,349	+	11
	27,288	35,278	-	23	90,891	92,274	-	1

Operating Income	31,141	33,653	-	7	94,568	91,010	+	4
Other Income (Expense):
Interest, Net	(2,004)	(1,508)	+	33	(4,770)	(4,935)	-	3
Income (Loss) from Equity in
Joint Ventures	132	(2,398)		NM	(1,203)	(3,491)	-	66
Other, Net	2,011	684	+	194	678	1,725	-	61

	139	(3,222)		NM	(5,295)	(6,701)	-	21

Income Before Provision
for Income Taxes	31,280	30,431	+	3	89,273	84,309	+	6
Provision for Income Taxes	12,057	10,843	+	11	32,300	30,003	+	8
Net Income	19,223	19,588	-	2	56,973	54,306	+	5

Net (Income) Loss Attributable
to Noncontrolling Interest	7	(43)		NM	(37)	(24)	+	54

Net Income Attributable to Stepan
Company	$19,230	$19,545	-	2	$56,936	$54,282	+	5

Net Income Per Common Share
Attributable to Stepan Company
Basic	$1.87	$1.96	-	5	$5.55	$5.47	+	1
Diluted	$1.73	$1.80	-	4	$5.14	$5.06	+	2

Shares Used to Compute Net
Income Per Common Share
Attributable to Stepan Company
Basic	10,188	9,880	+	3	10,150	9,815	+	3
Diluted	11,109	10,871	+	2	11,072	10,718	+	3

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $2.4 million of income versus expense of $4.3 million last year. The accounting for the deferred compensation plan results in income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The deferred compensation plan income statement impact is summarized below:

	Three Months Ended		Nine Months Ended
	September 30		September 30

($ in thousands)	2010	2009	2010	2009

Deferred Compensation
Administrative (Expense) Income	$1,400	$(5,274)	$471	$(5,145)
Other, net – Mutual Fund Gain (Loss)	968	990	632	1,473
Total Pretax	$2,368	$(4,284)	$1,103	$(3,672)

Total After Tax	$1,468	$(2,656)	$684	$(2,276)

Reconciliation of non-GAAP net income:

	Three Months Ended		Nine Months Ended
	September 30		September 30

($ in thousands)	2010	2009	2010	2009

Net income excluding deferred
compensation	$17,762	$22,201	$56,252	$56,558
Deferred compensation plan (expense)
income	1,468	(2,656)	684	(2,276)
Net income as reported	$19,230	$19,545	$56,936	$54,282

Reconciliation of non-GAAP EPS:

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2010	2009	2010	2009

Earnings per diluted share excluding
deferred compensation	$1.60	$2.04	$5.08	$5.28
Deferred compensation plan (expense)
income	0.13	(0.24)	0.06	(0.22)
Earnings per diluted share	$1.73	$1.80	$5.14	$5.06

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e. because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and nine month periods ending September 30, 2010:

				Decrease Due
	Three Months		Increase	to Foreign
($ in millions)	Ended September 30		(Decrease)	Translation
	2010	2009
Net Sales	366.8	326.2	40.6	(4.3)
Gross Profit	58.4	68.9	(10.5)	(0.5)
Operating Income	31.1	33.7	(2.6)	(0.2)
Pretax Income	31.3	30.4	0.9	(0.1)

				Increase Due
	Nine Months			to Foreign
($ in millions)	Ended September 30		Increase	Translation
	2010	2009
Net Sales	1,070.3	965.6	104.7	8.1
Gross Profit	185.5	183.3	2.2	1.6
Operating Income	94.6	91.0	3.6	1.5
Pretax Income	89.3	84.3	5.0	1.3